Exhibit 5.1

February 4, 2019

Victory Commercial Management Inc.

3rd Floor, 369 Lexington Ave,

New York, NY 10017

212-922-2199

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to the offer and sale (the “Offering”) by you, Victory Commercial Management, Inc., a Nevada corporation (the “Company”), of up to 5,000,000 shares (the “Offering Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at a fixed price of $1 per share pursuant to a Registration Statement (the “Registration Statement”) on Form S-1 under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth below, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

For purposes of this opinion letter, we have also assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded, (b) all Common Stock will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (c) the Subscription Agreement contained in the Registration Statement with respect to any Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (d) any securities issuable upon exercise of any Common Stock being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such exercise, (e) at the time of any offering or sale of any shares of Common Stock, there will be sufficient shares of Common Stock, as applicable, authorized and unissued under the Company’s then operative certificate of incorporation, as amended (the “Certificate of Incorporation”) and not otherwise reserved for issuance, (f) at the time of issuance of the Common Stock, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance, (g) at the time of issuance of the Common Stock, the Certificate of Incorporation and then operative bylaws of the Company, as amended (the “Bylaws” and collectively with the Certificate of Incorporation, the “Charter Documents”) are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof, and (h) that the terms, execution and delivery of the Common Stock (x) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (y) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions.

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We do not express any opinion as to matters arising under the laws of any jurisdiction other than the United States federal securities laws and the Nevada Revised Statutes. We are not members of the Bar of the State of Nevada and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of the United States federal securities laws or regulations or matters of Nevada Revised Statutes, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that:

With respect to the Offering Shares offered by the Company under the Registration Statement, the Offering Shares have been duly authorized and when (a) certificates representing the Offering Shares have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the Charter Documents, (b) against payment in accordance with the provisions of the Subscription Agreement, and in the manner contemplated by the Registration Statement, such Offering Shares shall be validly issued, fully paid and non-assessable.

We express no opinions regarding (i) the validity or enforceability of any provisions that purport to waive or not give effect to rights or notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, (iii) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (iv) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (viii) provisions for exclusivity, election or accumulation of rights or remedies, (ix) provisions authorizing or validating conclusive or discretionary determinations, (x) grants of setoff rights, (xi) the availability of equitable remedies to any person or entity including, but not limited to, specific performance and injunctive relief; (xii) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies (whether applied by a court of law or equity), (xiii) the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights or remedies of any person or entity and (xiv) the severability, if invalid, of provisions to the foregoing effect.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC

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